Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

MICROSEMI CORPORATION
 a Delaware corporation,

ATOM ACQUISITION CORP.,
 a Delaware corporation

and

AML COMMUNICATIONS, INC.
a Delaware corporation

Dated as of April 11, 2011

Page
ARTICLE 1	DEFINITIONS	1
ARTICLE 2	THE MERGER	12
2.1	Merger of Merger Sub into the Company	12
2.2	Effects of the Merger	12
2.3	Closing; Effective Time	13
2.4	Surviving Corporation Certificate of Incorporation and Bylaws	13
2.5	Directors and Officers	13
2.6	Conversion of Shares	13
2.7	Cancellation of Shares and Closing of Transfer Books	13
2.8	Dissenting Shares	14
2.9	Payment Fund	14
2.10	Exchange of Company Stock Certificates	15
2.11	Company Options.	15
2.12	Taxes	16
2.13	Consideration Not Paid	16
2.14	Further Action	17
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	17
3.1	Organization; Good Standing	17
3.2	Power; Enforceability	18
3.3	Required Stockholder Approval	19
3.4	Non-Contravention	19
3.5	Required Government Approvals	19
3.6	Capitalization	19
3.7	Subsidiaries	20
3.8	Company SEC Reports	21
3.9	Company Financial Statements	22
3.10	Title to Assets	23
3.11	No Undisclosed Liabilities	24
3.12	Absence of Certain Changes	24
3.13	Material Contracts	24

-i-

(continued)
Page

3.14	Real Property	25
3.15	Personal Property	26
3.16	Intellectual Property	26
3.17	Tax Matters	27
3.18	Employment Matters	29
3.19	Company Employee Plans	29
3.20	Labor Matters	32
3.21	Governmental Authorizations	33
3.22	Compliance with Law	33
3.23	Environmental Matters	33
3.24	Export and Import Compliance	34
3.25	Litigation	35
3.26	Insurance	35
3.27	Related Party Transactions	35
3.28	Brokers	36
3.29	Opinion of Financial Advisor	36
3.30	State Anti-Takeover Statutes	36
3.31	Disclosure	36
3.32	No Material Adverse Effect	36
3.33	Suppliers and Customers	37
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	37
4.1	Valid Existence	37
4.2	Power; Enforceability	37
4.3	Non-Contravention	37
4.4	Government Approvals	38
4.5	Litigation	38
4.6	Ownership of Company Capital Stock	38
4.7	Operations of Merger Sub	38
4.8	Funds	38

-ii-

(continued)
Page

4.9	Brokers	39
4.10	Relationships with Customers of the Company	39
4.11	Disclosure	39
ARTICLE 5	CERTAIN COVENANTS OF THE COMPANY	39
5.1	Access and Investigation	39
5.2	Operation of the Company’s Business	39
5.3	No Solicitation	43
5.4	Employment Agreements	45
5.5	Company SEC Reports	45
5.6	Tail Errors and Omissions Insurance	45
5.7	Proprietary Agreements	45
5.8	409A Executive Nonqualified Excess Plan	45
ARTICLE 6	ADDITIONAL COVENANTS OF THE PARTIES	45
6.1	Proxy Statement	46
6.2	Company Stockholders’ Meeting	46
6.3	Indemnification of Officers and Directors	48
6.4	Regulatory Approvals and Related Matters	49
6.5	Disclosure	50
6.6	Section 16 Matters	51
6.7	Transaction Litigation	51
6.8	Funds	51
6.9	Anaren Payment	51
6.10	Alternative Transaction Structure	52
ARTICLE 7	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	52
7.1	Accuracy of Representations	53
7.2	Performance of Covenants	53
7.3	Stockholder Approval	53
7.4	Closing Certificate	53
7.5	No Material Adverse Effect	53
7.6	No Restraints	53

-iii-

(continued)
Page

7.7	Litigation	53
7.8	Restatement of SEC Reports	54
7.9	Required Employees	54
7.10	Consents	54
7.11	Regulatory Approvals	54
7.12	FIRPTA Certification	54
7.13	Termination of the Prior Agreement	54
ARTICLE 8	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	54
8.1	Accuracy of Representations	54
8.2	Performance of Covenants	55
8.3	Stockholder Approval	55
8.4	Closing Certificate	55
8.5	No Restraints	55
8.6	Termination of the Prior Agreement	55
ARTICLE 9	TERMINATION	55
9.1	Termination	55
9.2	Effect of Termination	57
9.3	Expenses; Termination Fees	57
ARTICLE 10	MISCELLANEOUS PROVISIONS	58
10.1	Amendment	58
10.2	Waiver	58
10.3	No Survival of Representations and Warranties	58
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	58
10.5	Applicable Law; Jurisdiction; Waiver of Jury Trial	59
10.6	Disclosure Schedule	59
10.7	Attorneys’ Fees	60
10.8	Assignability	60
10.9	Notices	60
10.10	Cooperation	61
10.11	Severability	61
10.12	Remedies	61
10.13	Construction	61

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of April 11, 2011, by and among: Microsemi Corporation, a Delaware corporation (“Parent”), Atom Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and AML Communications, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL.  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, the respective boards of directors of Merger Sub and the Company have approved this Agreement and the Merger, and this Agreement and the Merger have been approved on behalf of Parent; and

WHEREAS, the Company has previously entered into that certain Agreement and Plan of Merger, dated as of February 13, 2011 (the “Prior Agreement”), by and among Anaren, Inc., a New York corporation  (“Anaren”), Project Orange Acquisition Corp., a Delaware corporation (“POAC”) and a wholly-owned subsidiary of Anaren, and the Company, which agreement remains in effect as of the date hereof and contemplates the acquisition of the Company by Anaren by means of a cash merger of POAC with and into the Company.

NOW, THEREFORE, in consideration of the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement,

“Acquisition Inquiry” means an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for non-public information made or submitted by Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Transactions) involving:

(a)            any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Company Entities is a constituent or participating corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of the Company Entities; or (iii) in which any Company Entity issues securities representing 15% or more of the outstanding securities of any class of such Company Entity (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b)            any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company Entities; or

(c)            any liquidation or dissolution of any of the Company Entities, other than Mica-Tech, International, Inc., a California corporation.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” means this Agreement and Plan of Merger and all schedules, exhibits and other attachments hereto, as such may be amended from time to time.

“Anaren” has the meaning set forth in the recitals of the Agreement.

“business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York or California are authorized or obligated by law or executive order to close.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.20(a).

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Associate” means any current or former employee, independent contractor, consultant or director of or to any of the Company Entities or any Affiliate of the Company.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of, included in the Company’s Report on Form 10-Q for the fiscal quarter ended December 31, 2010, as filed with the SEC on February 15, 2011.

“Company Board Recommendation” has the meaning set forth in Section 6.2(b).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, $0.01 par value per share, of the Company.

“Company Employee Plan” has the meaning set forth in Section 3.19(a).

“Company Entities” means the Company and its Subsidiaries.  “Company Entity” means any one of the Company or one of its Subsidiaries.

“Company Equity Award” means any Company Option or any Company Stock-Based Award.

“Company Equity Plan” means (a) the AML Communications, Inc. 2005 Equity Incentive Plan and (b) AML Communications, Inc. 1995 Stock Incentive Plan, as amended.

“Company Intellectual Property” means all Intellectual Property that is used or held for use by any Company Entity.

“Company Intellectual Property Agreements” has the meaning set forth in Section 3.16(b).

“Company Intellectual Property Right” means each Intellectual Property Right owned by, or filed in the name of, any Company Entity.

“Company Option” means each outstanding option, warrant, other right, agreement, arrangement or commitment to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company Preferred Stock” means the Preferred Stock, $0.01 par value per share, of the Company.

“Company SEC Reports” has the meaning set forth in Section 3.8(a).

“Company Stock-Based Award” means any outstanding restricted stock award or stock award relating to Company Common Stock, whether granted under any of the Company Equity Plans or otherwise and whether vested or unvested.

“Company Stock Certificate” has the meaning set forth in Section 2.7.

“Common Stock Per Share Amount” means $2.50 payable in United States Dollars.

“Company Stockholders’ Meeting” has the meaning set forth in Section 6.2(a).

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement dated as of March 23, 2011 between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

 “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking.

“Copyrights” means any copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 10.6 of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.8(a).

“DOL” means the United States Department of Labor.

“Domain Name” means the any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection in title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, option, right of first refusal, preemptive right, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” means September 30, 2011.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company limited by shares, limited liability company, joint stock company, firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Law relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health and safety (including exposure of any individual to Hazardous Substances), or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, analysis, removal or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.19(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Expense Payment” means a cash payment to be made by the Company to Parent in an amount equal to the lesser of $200,000 or the aggregate amount of all fees, costs and other expenses (including legal fees, financial advisory fees, consultant fees, filing fees and travel expenses) that Parent shall have directly or indirectly paid or otherwise borne in connection with or in anticipation of the Transactions (including all fees and expenses relating directly or indirectly to the preparation and negotiation of this Agreement, the Confidentiality Agreement and the other documents referred to in this Agreement, and all fees and expenses relating to Parent’s due diligence investigation of the Company Entities).

“Fee” has the meaning set forth in Section 9.3(c).

“Foreign Official” means any: (a) officer or employee of a government or public international organization, including any public authority and any department, agency or instrumentality of a government, or any person acting in an official capacity for or on behalf of any government or government department, agency or instrumentality, or for or on behalf of any public international organization; or (b) officer or employee of a government-owned or government-controlled entity of any kind, including a government-owned or government-controlled business enterprise.

“GAAP” means generally accepted accounting principles in the United States.

“Government” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization, including the Financial Industry Regulatory Authority (FINRA).

“Government Contract” means any Contract to which a Company Entity is a party and that involves supply of goods or services, directly or indirectly, to a Government.  A Government Contract can include a subcontract at any tier or any level below a prime contract.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Government or pursuant to any Law or (b) right under any Contract with any Government.

“Hazardous Substance” means any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“Intellectual Property” means any or all of the following: (a) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technical data and customer lists, and all documentation relating to any of the foregoing; (b) proprietary technical and know-how information, and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (c) works of authorship (including computer programs, source code and object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; and (d) Domain Names.

“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of or associated with any or all of the following: (a) Copyrights, (b) Patents, (c) industrial designs and any registrations and applications therefore, (d) Trademarks, (e) Trade Secrets, and (f) any similar or equivalent proprietary rights to any of the foregoing (as applicable).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of Jacob Inbar, Tibby Mazilu and/or Ed McAvoy after due inquiry and investigation, which includes diligent review of files, books and records and the making of reasonable inquiry of the directors, officers and managers of the Company Entities.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, or ruling issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Government.

“Leases” has the meaning set forth in Section 3.14(b).

“Leased Real Property” has the meaning set forth in Section 3.14(b).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Government or any arbitrator or arbitration panel.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Licensed Company Intellectual Property” means all Company Intellectual Property and Company Intellectual Property Rights, other than the Owned Company Intellectual Property.

“Material Adverse Effect” means any effect, change, event or circumstance that, considered individually or together with all other effects, changes, events and circumstances that exist as of, or shall have occurred or arisen on or before, the date of determination of the occurrence of the Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, (a) the business, assets, operations, financial condition, or results of operation of the Company Entities, taken as a whole, or (b) the ability of the Company to consummate the Merger or any of the other Transactions; provided, however, that an effect, change, event or circumstance occurring after the date of this Agreement shall not, either alone or in combination, be deemed to be a Material Adverse Effect if such effect, change, event or circumstance results directly from:

(i)           general economic conditions in the United States or in the industry in which the Company Entities operate;

(ii)           political conditions (or changes in such conditions) in the United States or any other country or region in which the Company operates or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in which the Company operates, except in each case to the extent such political conditions, changes, acts, escalation or worsening have a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates;

(iii)           any change in any Law or GAAP or other accounting standards (or the interpretation thereof);

(iv)           the announcement of this Agreement and the Transaction contemplated hereby;

(v)           any actions taken or omitted to be taken at the written direction of Parent; or

(vi)           the termination of the Prior Agreement and the payment by the Company of the Fee and/or the Expense Payment (as each is defined in the Prior Agreement) pursuant to the Prior Agreement.

For purposes of this definition of Material Adverse Effect, one or more effects, changes, events or circumstances shall be considered material if the cost, value or amount of their impact on any Company Entity or the Company Entities, individually or collectively, presently and/or future, contingently or actually, equals or exceeds $1,500,000.

“Material Contract” means

(a)           any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act,

(b)           any other Contract or similar arrangement that could reasonably be expected to involve expenditures or receipt by any Company Entity in excess of $25,000 in the aggregate whether or not made in the ordinary course of business,

(c)           any agreement restricting the nature or geographic scope of any Company Entity’s business activities in any material respect, except for the sales representative agreements set forth on Part 1 of the Disclosure Schedule are not Material Contracts,

(d)           any agreement, indenture or other instrument relating to the borrowing of money by the Company or any of its Subsidiaries or the guarantee by the Company of any of its Subsidiaries of any Liabilities,

(e)           any agreement, arrangement or commitment relating to the employment or retention of a Company Associate to perform services for the Company or any of its Subsidiaries,

(f)           any agreement, arrangement or commitment that would obligate the Company or any of its Subsidiaries to pay any stay or retention bonus or change-in-control, severance or termination payment to any current or former Company Associate as a result of the consummation of the Transactions or the separation from service to the Company or any of its Subsidiaries,

(g)           any contract, agreement or understanding with a labor union, in each case whether written or oral,

(h)           any Company Intellectual Property Agreements identified or required to be identified in Part 3.16(b) of the Disclosure Schedule,

(i)           any Contract that requires or permits a Company Entity, or any successor to or acquirer of a Company Entity, to make any payment to another Person as a result (in whole or in part) of a change in control of such Company Entity (a “Change in Control Payment”) or gives another Person a right to receive, or elect to receive, a Change in Control Payment, and

(j)           any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Material Adverse Effect and is not disclosed pursuant to clauses (a) through (i).

“Merger” has the meaning set forth in the recitals of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.6(b).

“Merger Option Consideration” means with respect to any Vested Company Option, (i) the Merger Consideration less (ii) the option exercise price with respect to each share of Company Common Stock issuable under such Vested Company Option (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Vested Company Option).

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Order” means any order, writ, injunction, judgment or decree.

“OTCBB” means the OTC Bulletin Board.

“Other Filings” means any document, other than the Proxy Statement, to be filed with the SEC in connection with this Agreement.

“Owned Company Intellectual Property” means that portion of the Company Intellectual Property and Company Intellectual Property Rights that is owned by the Company Entities.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Common Stock” has the meaning set forth in Section 2.11(c).

“Patents” means any patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof.

“Paying Agent” has the meaning set forth in Section 2.9.

“Payment Fund” has the meaning set forth in Section 2.9.

“Permitted Encumbrance” means the following: (a) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or not yet due and payable or which are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens securing obligations arising in the ordinary course of business that are not yet due; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (e) liens identified on Part 3.10 of the Disclosure Schedule; (f) purchase money security interests for inventory; (g) statutory, common law or contractual liens of landlords; and (h) other exceptions with respect to title to real property that do not and would not materially impact the ownership of such real property or materially impact with the current use and/or market value of such property.

“Person” means any individual, Entity or Government.

“POAC” has the meaning set forth in the recitals of this Agreement.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Prior Agreement” has the meaning set forth in the recitals of this Agreement.

 “Proxy Statement” shall mean the proxy statement (or similar documents) together with any supplements thereto and related materials sent to the stockholders of the Company to solicit their votes in connection with this Agreement and the Merger.  For purposes of clarification, the Proxy Statement may also include the proposals to be voted upon by the stockholders of the Company contemplated by the Prior Agreement.

“Recommendation Change” has the meaning set forth in Section 6.2(d).

“Recommendation Change Notice” has the meaning set forth in Section 6.2(d).

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Requisite Stockholder Approval” has the meaning set forth in Section 3.3.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Employees” means Jacob Inbar, Tiberiu Mazilu and Edwin J. McAvoy.

“Subject Person” means any: (a) Foreign Official; (b) political party; (c) official of a political party; or (d) candidate for political office.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide, written offer by a third party to purchase substantially all of the outstanding shares of Company Common Stock or substantially all of the assets of the Company Entities (or any similar transaction or alternative to the Transactions involving the Company Entities), including an Acquisition Proposal made following the date hereof by Anaren or one of its Affiliates, that: (a) was not obtained or made as a direct or indirect result of a breach of or any action inconsistent with any of the provisions set forth in Section 5.3 or Section 6.2 of this Agreement or in the Confidentiality Agreement; (b) contains terms and conditions that the board of directors of the Company determines in good faith, after consultation with its financial advisor and legal counsel, after having taken into account the likelihood and timing of consummation of the purchase transaction contemplated by such offer, (i) to be more favorable to the Company’s stockholders (in their capacity as stockholders) and (ii) that the Person making such offer is financially capable of consummating the transactions contemplated by such offer or that the financing necessary to consummate such transactions, to the extent required, is then committed or is capable of being obtained by such Person.  Without limiting the generality of the foregoing, the parties recognize that Anaren and certain other entities were solicited by the Company prior to the date of the Prior Agreement; however, no subsequent offers from such entities shall be deemed “solicited” solely by reason of such prior solicitations.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tangible Assets” has the meaning set forth in Section 3.15.

“Tax” means any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Government.  For purposes of this Agreement, “Tax” also includes any obligations under any agreements or arrangements with any person with respect to the Liability for, or sharing of, taxes (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any Liability for taxes as a transferee or successor, by contract or otherwise.

“Tax Returns” has the meaning set forth in Section 3.17(a).

“Taxing Authority” means, with respect to any Tax, the Government or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Government or subdivision, including any Government or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

 “Trademarks” means any trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefore.

“Trade Secrets” means any trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and technical and know-how information, including all source code, documentation, processes, technology, formulae, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person, including databases and data collections and all rights therein.

“Transaction Documents” means this Agreement and such other agreements required pursuant to the terms of or otherwise associated with this Agreement.

“Transactions” means all actions and transactions contemplated by this Agreement, including the Merger.

“Triggering Event” an event which shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made a Recommendation Change; (b) the board of directors of the Company or any committee thereof, or any Company Entity or Representative of any Company Entity, shall have taken, authorized or publicly proposed any of the actions referred to in Section 6.2(c) of this Agreement; (c) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; (e) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within five (5) business days after such Acquisition Proposal is publicly announced; (f) any of the Company Entities or any Representative of any of the Company Entities shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.3 of this Agreement; or (g) the Company releases any Person from, or amends or waives any provision of, any “standstill” agreement or provision (including any “standstill” provision contained in any confidentiality agreement entered into pursuant to clause (iv)(B) of Section 5.3(b) of this Agreement).

“Vested Company Option” means all Company Options that are outstanding and vested on the Closing Date, including those that become vested by acceleration as a result of the Transactions, and which have an exercise price which is less than the Common Stock Per Share Amount.

ARTICLE 2
THE MERGER

2.1         Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2          Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.3         Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, CA 94025 no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in ARTICLE 7 and ARTICLE 8, unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing actually takes place is referred to as the “Closing Date.”  Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or immediately following the Closing, filed with the Secretary of State of the State of Delaware.  The Merger shall become effective (the “Effective Time”) at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent.

2.4         Surviving Corporation Certificate of Incorporation and Bylaws.  The certificate of incorporation and by-laws of the Surviving Corporation shall be amended in their entirety pursuant to the Merger at the Effective Time to conform to the certificate of incorporation and by-laws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “AML COMMUNICATIONS, INC.”

2.5          Directors and Officers.  The directors and officers of Merger Sub immediately before the Effective Time shall be the only directors and officers, respectively, of the Surviving Corporation immediately after the Effective Time.

2.6          Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a)            any shares of Company Common Stock held by the Company, any wholly-owned Subsidiary of the Company (or held in the Company’s treasury), Parent, Merger Sub, and any other wholly-owned Subsidiary of Parent, immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(b)            subject to Sections 2.8 and 2.9, each share of Company Common Stock outstanding immediately prior to the Effective Time and not described in Section 2.6(a) shall automatically be converted into the right to receive an amount in cash, without interest, equal to the Common Stock Per Share Amount (the “Merger Consideration”); and

(c)            each share of the common stock, $0.0001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

2.7          Cancellation of Shares and Closing of Transfer Books.  At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company capital outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be marked canceled and shall be exchanged as provided in Section 2.9.

2.8          Dissenting Shares.

(a)            Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.6, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)            If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 2.6, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c)            The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

2.9          Payment Fund.  Prior to the Closing Date, Parent, with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, shall select and enter into an agreement with a reputable bank, trust company or transfer agent reasonably that will act as paying agent in the Merger (the “Paying Agent”).  Promptly after the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the cash consideration payable pursuant to Section 2.6 (the “Payment Fund”).  The Payment Fund shall not be used for any other purpose.  The Payment Fund shall be invested by the Paying Agent as directed by Parent.  The Surviving Corporation or Parent shall bear and pay all charges and expenses of the Paying Agent incurred in connection with the payment of Merger Consideration and Merger Option Consideration.

2.10          Exchange of Company Stock Certificates.  Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and as are reasonably acceptable to the Company (including provisions confirming that delivery of Company Stock Certificates shall be effected, and that risk of loss of, and title to, Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent and releasing all claims against the Company and its officers and directors); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration.  Upon surrender of a Company Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate; and (B) the Company Stock Certificate so surrendered shall be canceled.  In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares is registered if, to the satisfaction of Parent, any such Company Stock Certificate shall be delivered to Paying Agent, is accompanied by all documents required to evidence and effect such transfer and evidence is provided to Paying Agent that any applicable Transfer Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.10, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 2.6.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide a reasonably appropriate affidavit and to deliver a bond (in such reasonable sum as Parent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate.  No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates pursuant to the provisions of this Section 2.10.

2.11          Company Options.

(a)            At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Options, each Company Option that is not a Vested Company Option shall be automatically cancelled, without any exercise thereof and no payment or distribution shall be made with respect thereto.

(b)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of Company Options, each Vested Company Option outstanding and unexercised immediately prior to the Effective Time shall automatically be deemed exercised and the deemed shares of Company Common Stock associated with such exercise shall automatically be cancelled and thereupon converted into the right to receive a cash amount by multiplying (i) the number of shares of Company Common Stock subject to such Vested Company Option; and (ii) the Merger Option Consideration.  If the Merger Option Consideration shall be a negative number for such Vested Company Option, no such cash payment shall be due and owing.  Except as otherwise provided below, any Merger Option Consideration due and owing shall be paid as soon after the Effective Time as shall be practicable.  Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Equity Plans and other stock option agreements, and take any other actions, as are necessary to give effect to the transactions contemplated by this Section 2.11(b).

(c)            Prior to the Effective Time, the Company shall (i) timely provide notice (in a form reasonably satisfactory to Parent) to each holder of a Company Option describing the treatment of such Company Option in accordance with this Section 2.11 and (ii) obtain such consents, and adopt (or cause there to be adopted) any amendments of any Company Equity Plan and any awards thereunder, as may be necessary to effect the transactions and terminations contemplated by this Section 2.11.

(d)            Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Vested Company Options immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and as are reasonably acceptable to the Company (including provisions releasing all claims against the Company and its officers and directors and all rights to the Company Options and the Company Capital Stock); and (ii) instructions for use in effecting the deemed exercise and cancellation of the associated Company Common Stock in exchange for Merger Option Consideration.  Promptly upon the delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, the holder of a Vested Company Option shall be entitled to receive in exchange therefor the cash consideration payable pursuant to the provisions of Section 2.11(b), in full satisfaction of all rights pertaining to such Vested Company Option and the associated deemed shares of Company Common Stock associated with the deemed exercise.  No interest shall be paid or will accrue on any cash payable to holders of Vested Company Options pursuant to the provisions of this Section 2.11.

2.12          Taxes.  Notwithstanding anything contained in this Agreement to the contrary, each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Common Stock and/or any Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any other applicable Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13          Consideration Not Paid.

(a)            Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates or Vested Company Options as of the date that is 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates and Vested Company Options who have not theretofore surrendered their Company Stock Certificates and delivered their letter of transmittal in accordance with Sections 2.10 and 2.11 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration or Merger Option Consideration, as applicable, and Parent shall satisfy such claims in accordance with and subject to the terms of this ARTICLE 2.

(b)            For each letter of transmittal and Company Stock Certificate, as applicable, that has not been delivered and/or surrendered to Parent by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the consideration under Section 2.6 would otherwise escheat to or become the property of any Government, such cash amount shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(c)            None of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock or a Vested Company Option or to any other Person with respect to any Merger Consideration or Merger Option Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

2.14          Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company to Parent on the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1          Organization; Good Standing.  The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and have the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.  The Company and each of its Subsidiaries is duly licensed and qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its respective properties owned or leased or the nature of its respective activities make such qualification necessary, except where the failure to be so qualified, licensed or in good standing (or equivalent status) would not have, individually or in the aggregate, a Material Adverse Effect.  The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and by-laws, as amended to date, of the Company and each of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation or by-laws.

3.2          Power; Enforceability.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its covenants and obligations hereunder and thereunder and, subject to obtaining the Requisite Stockholder Approval (as defined in Section 3.3), to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the other Transaction Documents, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by the Company of its covenants and obligations hereunder and thereunder or the consummation by the Company of the Transactions, other than obtaining the Requisite Stockholder Approval.  As of the date of this Agreement, the board of directors of the Company, at a meeting duly called and held, has: (i) unanimously determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) unanimously approved and adopted this Agreement and approved the Merger and the other Transactions; and (iii) subject to the right of the Company’s board of directors to withdraw or modify its recommendation in accordance with the terms of Section 6.2(d), unanimously recommended the adoption of this Agreement by the Company’s stockholders and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 6.2(a)) in accordance with the terms of this Agreement.  This Agreement has been and each of the other Transaction Documents has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general equitable and public policy principles.

(b)            The board of directors of the Company, at a meeting duly called and held on the date hereof:(i) unanimously determined that the Acquisition Proposal (as defined in the Prior Agreement) reflected in the terms of this Agreement constituted a Superior Offer (as defined in the Prior Agreement), and (ii) unanimously resolved to make a Recommendation Change (as defined in the Prior Agreement) in favor of this Agreement and the Transactions contemplated hereby and recommending that the Company’s stockholders reject the Prior Agreement and the transactions contemplated thereby.  Since such meeting, the board of directors of the Company has not withdrawn, modified or rescinded any such determinations or resolutions in any manner.  The Company complied with the terms of the Prior Agreement in all respects and has not received any notice of allegation of any breach of the Prior Agreement.  The Company has not received any Acquisition Proposals (as defined in the Prior Agreement) other than the Acquisition Proposal from Parent contemplated by this Agreement since the date of the Prior Agreement.

3.3          Required Stockholder Approval.  The affirmative vote of the holders of a majority of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement, approve the Merger and consummate the Transactions (the “Requisite Stockholder Approval”).

3.4          Non-Contravention.  Neither (a) the execution, delivery or performance of this Agreement or any of the other Transaction Documents, nor (b) the consummation of the Merger or any of the other Transactions, will directly or indirectly (with or without notice or lapse of time) (i) violate or conflict (A) with any provision of the certificates of incorporation, by-laws or other constituent documents of any Company Entity or (B) any resolution adopted by the stockholders, the board of directors or any committee thereof of any Company Entity, (ii) subject to obtaining the Consents set forth in Part 3.4 of the Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, result in a right of termination or acceleration under or cancel, any Material Contract, (iii) assuming the Governmental Authorizations referred to in Section 3.5 are obtained or made, (A) violate or conflict with any Law or Order applicable to any Company Entity or by which any of their properties or assets are bound or (B) give any Government or other Person the right to challenge the Merger or any of the other Transactions or to exercise any remedy or obtain any relief under any Law (not including any statutory dissenters’ rights), (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any asset owned or used by any Company Entity; except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations or accelerations which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.5          Required Government Approvals.  No Governmental Authorization is required on the part of any Company Entity in connection with the execution and delivery of this Agreement or any of the other Transaction Documents, the performance of the Company’s covenants and obligations hereunder or thereunder or the consummation of the Transactions, except (a) the filing and recordation of the certificate of merger with the Secretary of State of the State of Delaware and such filings with Governmental Bodies as are necessary to satisfy the applicable Law of states in which such Company Entity is qualified to do business, and (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act.

3.6          Capitalization.

(a)            The authorized capital stock of the Company consists of

(i)            15,000,000 shares of Company Common Stock; and

(ii)            1,000,000 shares of Company Preferred Stock.

Except as set forth in Part 3.6(b) of the Disclosure Schedule, the Company has issued and outstanding:

(b)

(i)           10,920,675 shares of Company Common Stock, including 66,556 shares of Company Capital Stock held by the Company as treasury shares; and

(ii)           no shares of Company Preferred Stock.

All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and free of any preemptive rights.

(c)            Except as set forth in Part 3.6(c) of the Disclosure Schedule, with respect to rights to acquire Company Capital Stock:

(i)            2,690,250 shares of Company Common Stock are subject to issuance pursuant to Company Options; and

(ii)            1,740,260 shares of Company Common Stock are reserved for future issuance pursuant to the Company Equity Plan.

Other than as described in Section 3.6(c), there are no other options, rights, warrants, subscriptions, convertible instruments, stockholder rights plan or other agreements whereby any Person could acquire from any Company Entity any of their respective capital stock.  The Company has delivered to Parent accurate and complete copies of all equity plans pursuant to which any outstanding stock options, restricted stock units or restricted stock awards (including all outstanding Company Equity Awards) were granted by any Company Entity, and the forms of all stock option, restricted stock unit and restricted stock award agreements evidencing such stock options, restricted stock units or restricted stock awards.  All shares of Company Common Stock subject to issuance under each Company Equity Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option.  All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, in accordance with GAAP.  Each outstanding Company Equity Award has been granted at an exercise price or purchase price, as applicable, as required under the terms of the applicable Company Equity Plan.  There are no Company Stock-Based Awards issued and outstanding.

(d)            No Company Entity is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any shares of capital stock or other securities of such Company Entity.

3.7          Subsidiaries.

(a)           Part 3.7(a) of the Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and capitalization of each Subsidiary of the Company and the amount and type of equity owned by the Company in each Subsidiary.

 (b)           All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and non-assessable and free and clear of all Encumbrances and free of any other restriction that would prevent the operation by Parent or the Surviving Corporation of such Subsidiary’s business as presently conducted.

 (c)           Except as set forth in Part 3.7(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interest in) any other Entity, (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity, or (iii) has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

 (d)           No Company Entity owns an interest in any Entity organized outside the United States.

3.8 3.8         Company SEC Reports.

(a)           Since March 31, 2008, the Company has filed all forms, reports, statements, schedules and other documents (including exhibits) with the SEC that were required to be filed by it under applicable Law (all such forms, reports, statements, schedules and other documents, together with any documents filed during any such periods by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K and, in all cases, all exhibits and schedules thereto, the “Company SEC Reports”).  As of its effective date (in the case of any Company SEC Report that is a registration statement filed pursuant to the Securities Act), as of its mailing date (in the case of any Company SEC Report that is a proxy statement) and as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (i) each Company SEC Report complied in all material respects with all applicable Law, including the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, each as in effect on the date such Company SEC Report was filed, mailed or effective, as applicable, and (ii) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.  None of the Company’s Subsidiaries is required to file any forms, reports, statements, schedules or other documents (including exhibits) with the SEC.  No executive officer of the Company has failed to make the certifications required of him under (A) Rule 13a-14 and 15d-14 of the Exchange Act or (B) Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports.  Neither the Company nor any of its executive officers has received notice from any Government challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b)            The Company and each of its officers and directors are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)            The Company is in compliance in all material respects with the rules and regulations of FINRA and the OTCBB, in each case, that are applicable to the Company, including the OTCBB’s Eligibility Rule.

(d)            The Company has designed (and maintains) disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) to ensure that all material information relating to the Company required to be disclosed by the Company in its reports that it files or furnishes under the Exchange Act, including its consolidated Subsidiaries, is made known on a timely basis to the Chief Executive Officer and the Principal Financial Officer of the Company by others within those entities as appropriate so that such persons may make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

3.9          Company Financial Statements.

(a)            Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended prior to the date of this Agreement, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring adjustments).

(b)            The Company has designed (and maintains) internal controls over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP, in compliance with the requirements of Rule 13a-15 and Rule 15d-15 under the Exchange Act.  As of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.  To the Knowledge of the Company, there is no reason to believe that its Chief Executive Officer and Principal Financial Officer will not be able to give the certifications pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

(c)            Since March 31, 2008, the Company’s Chief Executive officer and Principal Financial Officer have disclosed to the Company’s auditors and the audit committee of the Company’s board of directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Company on a consolidated basis and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d)           Neither the Company nor any director or executive officer of the Company or any of its Subsidiaries has, and to the Knowledge of the Company, no other officer, employee or accountant of the Company or Subsidiary has, received any material complaint, allegation, assertion or claim, in writing (or to the Knowledge of the Company, orally) that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar material violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e)            No Company Entity is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among a Company Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving any Company Entity in the Company’s consolidated financial statements.

(f)            Kabani & Company, Inc. has expressed its opinion with respect to the financial statements (including any related notes) contained in the Company SEC Reports for periods ending on or before the fiscal year ended March 31, 2010 and has been throughout the periods covered by the applicable financial statements: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(g)            There are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.  The Company has never been notified by its auditors that the financial statements contained in the Company’s SEC Reports cannot be relied upon or should be restated.

3.10          Title to Assets.  Except with respect to Intellectual Property, which is covered by Section 3.16, the Company Entities own, and have good and marketable title to or a valid leasehold interest in, all assets and properties owned and reflected on the Company Balance Sheet and subsequently acquired or used by them (except for such assets or property sold or otherwise disposed of in the ordinary course of business consistent with past practice).  All of said assets and properties which are owned by the Company Entities are owned by them free and clear of any Encumbrances other than Permitted Encumbrances.  The Company and its Subsidiaries have sufficient title to or rights to use all material tangible properties and assets to conduct their respective businesses as currently conducted.  All of the material machinery, equipment and other tangible property and assets owned or used by the Company and its Subsidiaries are in good condition and repair, except for ordinary wear and tear.

3.11          No Undisclosed Liabilities.  No Company Entity has any Liabilities, other than (a) Liabilities set forth in the Company’s consolidated balance sheet as of September 30, 2010 included in the Company SEC Reports, (b) Liabilities arising under this Agreement or incurred in connection with the Transactions, and (c) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice.

3.12          Absence of Certain Changes.

(a)            Except as disclosed in the Company SEC Reports, or as contemplated by this Agreement, since September 30, 2010 through the date hereof, (a) the Company has conducted its business in all material respects in the ordinary course or (b) there has not been an event, occurrence, effect or circumstance which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)            Except as set forth on Part 3.12(b) of the Disclosure Schedule, in furtherance and not in limitation of Section 3.12(a), since the date of the Company Balance Sheet through the date hereof, no Company Entity has taken any action or failed to take any action that would have resulted in a breach of 5.2(b), had such section been in effect since the date of the Company Balance Sheet.

3.13          Material Contracts.

(a)            Part 3.13(a) of the Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which any Company Entity is a party or is bound as of the date of this Agreement.  True and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been made available to Parent.

(b)            Unless such agreement has been terminated in accordance with its own terms after the date of this Agreement, each Material Contract listed on Part 3.13(a) of the Disclosure Schedule is valid and binding on each Company Entity that is a party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against such Company Entity that is a party thereto in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general principles of equity, and no Company Entity that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or material default under, any Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or material default thereunder by any Company Entity, or, to the Knowledge of the Company, any other party thereto.  No Company Entity has received any written notice regarding any actual violation or breach of, or default under, any Material Contract listed on Part 3.13(a) of the Disclosure Schedule (that has not since been cured).

(c)            To the Knowledge of the Company, no Company Entity or any of their respective directors, officers or employees is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Government with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract to which a United States federal Government is a party or that is a Material Contract.  No Company Entity has conducted or initiated any internal investigation or made a voluntary disclosure to any Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract to which a United States federal Government is a party or that is a Material Contract.  To the Knowledge of the Company, no Company Entity or any of their respective directors, officers or employees has been suspended or debarred from doing business with any Government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for contracting with any Government.

3.14          Real Property.

(a)            Part 3.14(a) of the Disclosure Schedule contains a complete and accurate list of all real property currently owned by or previously owned by any Company Entity as of the date of this Agreement.

(b)            Part 3.14(b) of the Disclosure Schedule contains a complete and accurate list of any real property leased, subleased or licensed by any Company Entity (the property required to be identified in Part 3.14(b) of the Disclosure Schedule, the “Leased Real Property”) and all of the leases, subleases or other agreements (collectively, the “Leases”) under which any Company Entity leases, uses or occupies or has the right to use or occupy, now or in the future any real property, which list sets forth each Lease and the address, landlord and tenant for each Lease.  The Company has made available to Parent complete and accurate copies of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto).  The Leased Real Property is in good operating condition and repair, and is free from structural, physical and mechanical defects, except for such defects as would not, individually or in the aggregate, result in a Material Adverse Effect.  The Company Entities have and own valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)            Part 3.14(b) of the Disclosure Schedule contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company Entities, any right to use or occupy, now or in the future, any material portion of the Leased Real Property as of the date of this Agreement.

(d)            Each of the Leases set forth in 3.14(b) of the Disclosure Schedule is in full force and effect and no Company Entity is in material breach of or material default under, or has received written notice of any material breach of or material default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by any Company Entity or any other party thereto.

(e)            There are no outstanding options, rights of first offer or rights of first refusal to purchase the real property owned by any Company Entity or any portion thereof or interest therein.

3.15          Personal Property.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company Entities (the “Tangible Assets”) are in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted.

3.16          Intellectual Property.

(a)            Part 3.16(a) of the Disclosure Schedule contains a complete and accurate list of the following, to the extent they are Owned Company Intellectual Property as of the date of this Agreement: (i) all registered Trademarks and applications therefore, (ii) all Patents, (iii) all registered Copyrights and applications therefore, and (iv) all Domain Names, in each case listing, if and as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number.  To the Knowledge of the Company, all such Owned Company Intellectual Property is valid and enforceable in each applicable jurisdiction.

(b)            Part 3.16(b) of the Disclosure Schedule contains a complete and accurate list of all Material Contracts, as of the date of this Agreement: (i) under which any Company Entity uses or has the right to use any Licensed Company Intellectual Property, other than licenses and related services agreements for commercially available software that is not distributed as part of or along with any products of any Company Entity and is not otherwise material to any Company Entity, or (ii) under which any Company Entity has transferred, assigned or licensed to others the right to use any Company Intellectual Property or Company Intellectual Property Rights. The Material Contracts to which any Company Entity is a party, or by which any Company Entity is otherwise bound, included in subsections (i) or (ii) above are collectively referred to herein as  the “Company Intellectual Property Agreements.”

(c)           The Company Entities own all right, title and interest in the Owned Company Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(d)            Each of the Company Entities have taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and to the Knowledge of the Company, as of the date of this Agreement, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person.  Without limiting the foregoing, the Company Entities have a policy requiring employees and consultants and contractors to execute a confidentiality agreement that protects the confidentiality of all Trade Secrets of the Company Entities.  The Company Entities have not consistently enforced such policy and to the Knowledge of the Company there is no material and intentional breaches of such agreements to the extent the same have been entered into.

(e)            To the Knowledge of the Company, (i) no Company Entity or any of its current products or services or other operation of any Company Entity business has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, in any respect the Intellectual Property or Intellectual Property Rights of another Person and (ii) no Person is infringing or otherwise violating, any Owned Company Intellectual Property.

(f)            To the Knowledge of the Company, there is no pending claim that has been served upon or, to the Knowledge of the Company, filed or threatened claim challenging the validity or enforceability of, or contesting any Company Entity’s rights with respect to, any of the Company Intellectual Property or Company Intellectual Property Rights.

3.17          Tax Matters.

(a)            Each Company Entity (i) has duly and timely filed all material United States federal, state, local, sales and non-United States returns, estimates, information statements and reports or other similar documents required to be filed by such Company Entity with respect to Taxes with any Taxing Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) and each such Tax Return is true, correct and complete in all material respects, and (ii) has timely paid in full all Taxes owed by it or for which it is liable that are or have become due as shown  on any such Tax Return.  In accordance with GAAP, the Company has provided a sufficient reserve on each of its consolidated balance sheets for the payment of all Taxes not yet due and payable through the date of each such balance sheets.  No material assessment, claims adjustments or deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, have been proposed, against any Company Entity, nor is there in force any waiver or agreement for any extension of time for the assessment, payment or collection of any Tax.  There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of any Company Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)            All Tax withholding and deposit requirements imposed on or with respect to any Company Entity have been satisfied in all material respects.

(c)            No Tax audits or administrative or judicial proceedings are being conducted or are pending or, to the Knowledge of the Company, have been threatened, with respect to any Company Entity.  To the Knowledge of the Company, no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Entities do not file Tax Returns that any Company Entity is or may be subject to taxation in that jurisdiction.

(d)            No Company Entity is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(e)            No Company Entity has been a party to a transaction described in Section 355 of the Code.

(f)            No Company Entity has participated, within the meaning of Treas.  Reg.  Section 1.6011-4(c), in (i) any “reportable transaction,” as set forth in Treas. Reg. Section 1.6011-4(b) or any similar transactions.  Each Company Entity has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(g)            No Company Entity has (i) ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes (other than a group the common parent of which was and is the Company), (ii) ever been a party to or bound by any Tax sharing, indemnification or allocation agreement or arrangement, nor does any Company Entity owe any amount under any such agreement or (iii) any liability for the Taxes of any person (other than another Company Entity) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract, or otherwise.

(h)            The Company has made available to Parent all federal, state, local and foreign income Tax Returns filed with respect to any Company Entity for the three taxable years ending prior to the Closing Date.  The Company has made available to Parent accurate and complete copies of all income Tax Returns filed by any Company Entity during the past three years and all correspondence to any Company Entity from, or from any Company Entity to, a Taxing Authority relating thereto.

(i)           No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(j)            No Company Entity has requested or received any ruling from, or entered into any Contract or arrangement with, any Taxing Authority that (i) requires any Company Entity to take any action or to refrain from taking any action after the Closing Date or (ii) would affect any material amount of Tax payable by a Company Entity after the Closing Date.  No Company Entity is a party to any Contract or arrangement with any Taxing Authority that would be terminated or adversely affected as a result of the Transactions.

(k)            The provision for Taxes set forth on the Company Balance Sheet has been made in material compliance with GAAP.  No Company Entity has incurred any material Liabilities for Taxes since the date of the Company Balance Sheet (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.

(l)            No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company Entity.

3.18         Employment Matters.

(a)            The Company has made available to Parent a list of all Company Associates who are employed or retained by the Company as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their positions; (iii) their base salaries and (iv) the location of their office (including home or non-company office).  The employment of all Company Associates is terminable by the Company Entities at will.

(b)           To the Knowledge of the Company no executive officer or key employee (which for this purpose shall mean a salaried exempt employee under the Fair Labor Standards Act) has provided written notice of termination of employment or expressed his or her intention to terminate employment with any Company Entity.

(c)            To the Knowledge of the Company no Person has claimed that any employee of any Company Entity or their Affiliates: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; (iii) has violated any non-discrimination law or (iv) has interfered in the employment relationship between such Person and any of its present or former employees.

(d)            No Company Entity has had any plant closings, mass layoffs or other terminations of employees that have created any unsatisfied obligations upon or Liabilities for any Company Entity under the Worker Adjustment and Retraining Notification Act or similar laws.  No Company Entity has any obligation under applicable Law or under any Contract to notify or consult with, prior to the Effective Time, any Company Associate, Government or any other Person with respect to the impact of the Transactions on the employment or retention of the current Company Associates or the compensation or benefits provided to the current Company Associates.  No Company Entity is a party to any Contract or arrangement that in any manner restricts any Company Entity from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of any Company Entity.

(e)           To the Knowledge of the Company, no Government has notified the Company of its intent to conduct an audit of any Company Entity’s affirmative action policies, wage hour pay and/or record retention policies.

(f)            Each Company Associate is a United States citizen or is otherwise legally entitled to work in the United States.  There are no Company Associates that work in foreign countries.

3.19          Company Employee Plans.

(a)            Part 3.19(a) of the Disclosure Schedule sets forth a complete and accurate list of each material Company Employee Plan.  For purposes of this Agreement, “Company Employee Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment (other than offer letters with respect to Company Associates terminable by the Company Entities at will without liability to any Company Entity), bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) currently maintained or contributed to for the benefit of or relating to any current or former employee or director of any Company Entity or any other trade or business (whether or not incorporated) which would be treated as a single employer with any Company Entity under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which any Company Entity has any current material Liability.  No Company Entity maintains any Company Employee Plan in any non-United States jurisdiction primarily for the benefit of persons substantially all of whom are Non-United States Employees.  The Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, and a written description of the terms of any Company Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the IRS or any office or representative of the DOL or any similar Government relating to any compliance issues in respect of any such Company Employee Plan.

(b)            Neither any Company Entity nor any ERISA Affiliate or, to the Knowledge of the Company, any Representative of any Company Entity or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Company Employee Plan that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Employee Plan, except as would not result in material Liability to the Company Entities.

(c)            Neither any Company Entity nor any ERISA Affiliate has ever sponsored, contributed to or maintained (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA), or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(d)            Each Company Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and with all applicable Law and Collective Bargaining Agreements (as defined in Section 3.20(a)), including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Government.

(e)           Each Company Employee Plan that is subject to Section 409A of the Code has been operated and administered in all material respects in compliance with Section 409A of the Code.

(f)            As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(g)            Except as would not have, individually or in the aggregate a Material Adverse Effect, neither any Company Entity nor, to the Knowledge of the Company, any of their respective Representatives has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to any Company Entity or any Company Employee Plan or for which any Company Entity has any indemnification obligation.

(h)            No Company Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides health and insurance benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(i)            Each Company Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan.

(j)            Neither the execution or delivery of this Agreement nor the consummation of the Transactions (alone or in combination with any other event) will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Company Associate, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Company Associate, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.  Without limiting the generality of the foregoing, no amount paid or payable by any Company Entity in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code.  No person is entitled under any Company Employee Plan or otherwise to receive any additional payment (including any tax gross-up or other payment) from any Company Entity as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(k)            Except as would not be material to the Company Entities, taken as a whole, all contributions, premiums and other payments required to be made with respect to all Company Employee Plans have been timely made, accrued or reserved for.

(l)           Except as would not be material to the Company Entities, taken as a whole, to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which any Company Entity could reasonably be expected to be subject to any Liability due to a material violation of the terms of any Company Employee Plan, ERISA, the Code or applicable regulatory guidance issued by any Government, Collective Bargaining Agreement or any other applicable Law.

(m)            Except as required by applicable Law or the terms of any Company Employee Plans as in effect on the date hereof, or as may be contemplated by this Agreement and incident to the Transactions, no Company Entity has any plan or commitment to amend in any material respect or establish any new Company Employee Plan or to continue or materially increase any benefits under any Company Employee Plan.

(n)            Except as would not be material to the Company Entities, taken as a whole, no deduction for federal income tax purposes is expected by the Company to be disallowed for remuneration paid by any Company Entity by reason of Section 162(m) of the Code.

(o)            No Company Employee Plan is funded with or allows for payments, investments or distributions in any employer security of the Company, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.

(p)           No asset of any Company Entity is subject to any Encumbrance under ERISA or the Code.

(q)            Except as would not be material to the Company Entities, taken as a whole, (i) no current or former independent contractor of any Company Entity could be deemed to be a misclassified employee, (ii) no independent contractor is eligible to participate in any Company Employee Plan, and (iii) no Company Entity has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Company Entity.

3.20         Labor Matters.

(a)            No Company Entity is a party to any collective bargaining agreement, labor union contract, trade union or works council agreement (each, a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union, works council or other representative body to organize any employees of any Company Entity; (iii) no Collective Bargaining Agreement is being negotiated by any Company Entity, and (iv) since January 1, 2010, there has not been any strike, lockout, slowdown, work stoppage, grievance or other labor dispute against any Company Entity nor is any strike, lockout, slowdown, or work stoppage, grievance or other labor dispute pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of any Company Entity.

(b)            Each Company Entity has complied with applicable Law with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, worker classification and collective bargaining), except for such noncompliance that would not be material to the Company Entities, taken as a whole.

(c)            No Company Entity is liable for any material payment to any trust or other fund or to any Government, with respect to unemployment compensation benefits, social security or other benefits for Non-United States Employees (other than routine payments to be made in the ordinary course of business consistent with past practice.

3.21          Governmental Authorizations.  The Company Entities have, and are in compliance in all material respects with the terms of, all Governmental Authorizations affecting or relating to the assets required to conduct their business, and (a) all such Governmental Authorizations are valid and in full force and effect, (b) to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a material default under, such Governmental Authorizations, and (c) no suspension or cancellation of any such Governmental Authorizations, in whole or in part, is pending or, to the Knowledge of the Company, threatened.

3.22          Compliance with Law.

(a)            Each Company Entity is and at all times since December 31, 2007 has been in compliance in all material respects with all Laws applicable to such Company Entity.  To the Knowledge of the Company, no Company Entity is under investigation with respect to any material violation of any applicable Law nor has the Company, since December 31, 2007, received any written notice from any Government regarding a material violation of or failure to comply with any material Law.

(b)            No Company Entity has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, agreed to make, authorized or promised any payment to a Subject Person to obtain or retain business for or with, or direct business to, any Person; (iii) made, agreed to make, authorized or promised any payment to any other Person while knowing or having reason to know that all or part of the payment would be paid, offered or promised to a Subject Person to obtain or retain business for or with, or direct business to, any Person; (iv) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations hereunder, or any comparable foreign law or statute; or (v) made or agreed to make any other unlawful payment.  For purposes of this Section 3.22(b), a “payment” includes payment of funds or the transfer of anything of value.

3.23          Environmental Matters.  Except for such matters as have not had and would not have, individually or in the aggregate, a Material Adverse Effect:

(a)           The Company Entities are and have been in material compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Governmental Authorizations required under applicable Environmental Law for the operation of the business of the Company Entities as presently conducted.  No action nor proceeding is pending or, to the Knowledge of each Company Entity, threatened to revoke, modify or terminate any such Governmental Authorizations and to the Knowledge of each Company Entity, no facts currently exist that would or could reasonably be expected to adversely affect such continued compliance with the Environmental Laws and Governmental Authorizations.  The Company has delivered to Parent accurate and complete copies of all internal and external environmental audits and studies conducted in its possession relating to each Company Entity and all material correspondence on substantial environmental matters relating to each Company Entity.

(a)            No Company Entity has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in material compliance with applicable Environmental Law, at any property that any Company Entity has at any time owned, operated, occupied or leased.

(b)            No Company Entity has exposed any employee or any third party to Hazardous Substances in material violation of any Environmental Law.

(c)            No Company Entity is subject to any Order or Contract by or with any Government or third party imposing any material liability or obligation with respect to any of the foregoing.

(d)            No claim has been made (that has not already been resolved) or is pending, or to the Knowledge of each of the Company Entities, threatened against any Company Entity alleging that any Company Entity may be in violation of any Environmental Law or Government Authorization, or may have any liability under any Environmental Law.

(e)            No facts, circumstances or conditions exist with respect to the Company Entities, or, to the Knowledge of the Company, any property currently or formerly owned, operated, occupied or leased by the Company Entities, or any property to which the Company Entities arranged for the disposal or treatment of Hazardous Substances, that could reasonably be expected to result in the Company Entities incurring Liability.

(f)            There are no Governmental investigations of the business or operations currently, or to the Knowledge of the Company Entities, previously, owned, operated, occupied or leased property of the Company pending or, to Knowledge of any Company Entity, threatened, which could reasonably be expected to lead to the imposition of any Liability or liens under Environmental Law.

(g)           To the Knowledge of the Company, there is not now and there never has been located at any of the present or former properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) polychlorinated biphenyls, or (iv) chlorinated solvents, except those that are in compliance with Environmental Laws and set forth on Part 3.23 of the Disclosure Schedule.

3.24          Export and Import Compliance.  The Company Entities have at all times been in compliance with the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the foreign assets control regulations (31 C.F.R. §§ 500-598) and other United States economic sanctions Law and the customs regulations (19 C.F.R. §§ 1-357).  Without limiting the foregoing there are no pending or, to the Knowledge of the Company, threatened material claims against any Company Entity with respect to such Company Entity’s import, export or re-export transactions.

3.25          Litigation.  There is no Legal Proceeding pending and, to the Knowledge of the Company, no such Legal Proceeding has been filed or threatened against any Company Entity or any of the assets of any Company Entity, except for any Legal Proceeding described in Section 7.7 that may arise after the date of this Agreement.  No Company Entity or any assets of any Company Entity is subject to any settlement agreement or Order.  To the Company’s Knowledge, no officer or key employee of any Company Entity is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Company Entity.

3.26          Insurance.  The Company Entities have all material policies of insurance (including fidelity bonds and other similar instruments) relating to the Company Entities or any of their respective employees or directors or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, which the Company believes is adequate for the operation of the Company Entities’ businesses.  The Company has made available to Parent complete copies of, all material policies of insurance relating to any Company Entity or any Company Entity’s employees or directors or assets (including fidelity bonds and other similar instruments).  All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.  There is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights and there has been no threatened termination of or material premium increase with respect to, or material alteration of coverage under, any such insurance policies.  With respect to each Legal Proceeding that is pending against any Company Entity as of the date hereof, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed any of the Company Entities of its intent to do so.  Part 3.26 of the Disclosure Schedule accurately sets forth a list of all insurance policies maintained by each Company Entity and the most recent annual premium paid thereon.

3.27          Related Party Transactions.  Except as set forth on Part 3.27 of the Disclosure Schedule and for indemnification arrangements between a Company Entity, on the one hand, and any director or officer thereof, on the other hand, pursuant to the by-laws or certificate of incorporation of the Company Entity, there are (and since December 31, 2008 there have been) no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be (or have been) required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that are not otherwise described in the SEC Reports filed prior to the date of the Company Balance Sheet.

3.28          Brokers.  Except for C.K. Cooper & Company, Inc., whose fees and expenses will be paid by the Company immediately prior to the Effective Time, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any Company Entity and is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with any of the Transactions.  Part 3.28 of the Disclosure Schedule contains a good faith estimate of the fees and expenses of any financial advisor, broker, finder, investment banker, or similar party retained by the Company or any Company Subsidiary in connection with the Prior Agreement, this Agreement or the transactions contemplated thereby (or hereby) payable conditioned upon the consummation of the transactions contemplated hereby (or thereby), and Part 3.28 of the Disclosure Schedule sets forth a good faith estimate of the amount of any compensation which is or may become payable to any employee, former employee, director, former director or Affiliate of the Company or any Company Subsidiary, triggered in whole or in part, by reason of the execution and delivery of the Prior Agreement, this Agreement or the consummation of the transactions contemplated thereby or hereby, except for severance obligations to Company employees that would not be payable unless such employees were terminated without cause by the Company or resigned for good reason.

3.29          Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of C.K. Cooper & Company, Inc., financial advisor to the Company, to the effect that, as of the date of such opinion, the consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.  Such opinion has not been withdrawn or revoked or otherwise modified in any material respect on or prior to the date hereof, and the Company has the consent of C.K. Cooper & Company, Inc. to include and/or reference such opinion in any filing with the SEC in connection with the Transactions.

3.30          State Anti-Takeover Statutes.  Assuming that the representations set forth in Section 4.6 are accurate, the board of directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to Parent or Merger Sub, are not applicable to this Agreement or any other Transaction Agreements and are not applicable to any of the Transactions.  No other corporate takeover statute or similar Law (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) applies to or purports to apply to the Merger or the other Transactions or to any of the Support Agreements or the performance thereof.

3.31          Disclosure.  None of the representations and warranties of the Company contained in this Agreement or any of the other Transaction Documents to which it is a party, or any of the written information or documents furnished by the Company to Parent or Merger Sub in connection therewith, taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

3.32          No Material Adverse Effect.  Since the date of the Company Balance Sheet, no change, event, occurrence, condition or development has occurred that, either individually or in the aggregate with other changes, events, occurrences, conditions or developments, has had or could reasonably be expected to have a Material Adverse Effect.  The Company has disclosed to Parent all material information relating to the Company Entities.

3.33         Suppliers and Customers.  Part 3.33 of the Disclosure Schedule sets forth the ten (10) largest suppliers and ten (10) largest customers of each Company Entity, based on the dollar amount of sales or purchases for each of the four years ended March 31, 2011.  Except as set forth on Part 3.33 of the Disclosure Schedule, no such supplier or customer has cancelled or terminated, or provided notice that it intends to cancel or otherwise terminate its relationship with any Company Entity, or has during the last 12 months provided notice that it will materially decrease or materially limit, its services, supplies or materials for use by any Company Entity or its usage or purchase of the services and products of any Company Entity.  Except as set forth on Part 3.33 of the Disclosure Schedule, no unfilled customer order or commitment obligating any Company Entity to process, manufacture or deliver products or perform services will, to the Knowledge of the Company, result in a loss to any Company Entity upon completion of performance, assuming that the cost of labor and material does not change.  No purchase order or commitment of any Company Entity is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.  To the Knowledge of the Company, the consummation of the transactions contemplated hereby will not have a Material Adverse Effect on any Company Entity’s relationship with any customer or supplier listed on Part 3.33 of the Disclosure Schedule.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1          Valid Existence.  Parent and Merger Sub are corporations, validly existing and in good standing under the laws of the State of Delaware.

4.2          Power; Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority, respectively, to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Transactions.  The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general principles of equity.

4.3          Non-Contravention.  The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Transactions do not and will not (a) violate or conflict with any provision of Merger Sub’s and Parent’s certificate of incorporation or by-laws, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets are bound, or (c) assuming the Governmental Authorizations referred to Section 4.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound, except in the case of each of clauses (b) and (c) above, for such violations, conflicts, defaults, terminations or accelerations which would not, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

4.4          Government Approvals.  No Governmental Authorization is required to be obtained prior to the Effective Time on the part of Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the Transactions, (a) the filing and recordation of the certificate of merger with the Secretary of State of the State of Delaware and such filings with Governmental Bodies as are necessary to satisfy the applicable Law of states in which such Company Entity is qualified to do business, and (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act.

4.5          Litigation.  As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.  As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

4.6          Ownership of Company Capital Stock.  Other than as contemplated by this Agreement, neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

4.7          Operations of Merger Sub.  Prior to the Effective Time, Merger Sub will not have engaged in any material business activities and will have no material liabilities or obligations other than as contemplated by this Agreement.

4.8          Funds.  Parent or Merger Sub has now sufficient cash available, directly or through one or more Affiliates, to pay all amounts required to be paid by Parent in connection with this Agreement, including the payment of the aggregate Merger Consideration and Merger Option Consideration.  Parent’s and Merger Sub’s obligations hereunder are not conditioned upon Parent’s or Merger Sub’s obtaining of funds to consummate the Transactions.

4.9          Brokers.  Except for Stifel, Nicolaus Weisel, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or Merger Sub and is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with any of the Transactions.

4.10         Relationships with Customers of the Company.  To the knowledge of Parent, neither Parent nor Merger Sub has any ongoing material disputes with any of the customers of the Company that are identified on Part 3.33 of the Disclosure Schedule.

4.11          Disclosure.  The information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

ARTICLE 5
CERTAIN COVENANTS OF THE COMPANY

5.1          Access and Investigation.  During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to: (a) provide Parent and Parent’s Representatives with reasonable access upon reasonable notice and during normal business hours to the Company Entities’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company Entities; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company Entities, and with such additional financial, operating and other data and information regarding the Company Entities, as Parent may reasonably request.  Any investigation of the Company Entities undertaken by Parent during the Pre-Closing Period shall be conducted in a manner that does not unreasonably and materially interfere with the Company Entities’ operations.  During the Pre-Closing Period, the Company shall, and shall cause each of the Company Entities to, permit Parent’s employees to meet, upon reasonable notice and during normal business hours, with the employees of the Company responsible for the Company’s financial statements and the internal controls of the Company Entities to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and all other applicable Law.

5.2          Operation of the Company’s Business.

(a)            During the Pre-Closing Period:

(i)           the Company shall ensure that each of the Company Entities conducts its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in material compliance with all applicable Laws and with the requirements of all Contracts of Company Entities that constitute Material Contracts;

(ii)          the Company shall use commercially reasonable efforts to ensure that each of the Company Entities preserves intact its current business organization, keeps available the services of its current officers and other key employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having material business relationships with the respective Company Entities;

(iii)         the Company shall promptly notify Parent in writing of (A) any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Company Entities that relates to the Merger or any of the other Transactions;

(iv)        use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 3.26 (other than any such policies that are immediately replaced with substantially similar policies), provided that if it is unable to do so, it shall notify Parent at least 20 days before such policies terminate or otherwise lapse; and

(v)          the Company shall (to the extent requested by Parent and permitted under applicable Law) cause the officers and other key employees of the Company Entities to freely communicate (without limitation) with Parent regarding the Company Entities’ results of operations and material developments.

(b)            Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Part 5.2(b) of the Disclosure Schedule or with Parent’s prior written consent and except as permitted by Section 6.2(d), the Company (A) shall not, and (B) shall not permit any of the other Company Entities to:

(i)           amend its certificate of incorporation or by-laws or comparable organizational documents or create any new Subsidiaries;

(ii)         issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any security of any Company Entity, except for the issuance and sale of shares of Company Common Stock pursuant to Company Equity Awards outstanding as of the date of this Agreement upon the exercise or vesting thereof, as applicable;

(iii)        directly or indirectly acquire, repurchase or redeem any security of any Company Entity, except in connection with Tax withholdings and exercise price settlements upon the exercise, vesting or issuance of shares under Company Equity Awards;

(iv)         (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v)         propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Entity, except for (A) this Agreement and the Transactions and (B) the Prior Agreement and the transactions contemplated thereby;

(vi)        (A) redeem, repurchase, prepay, defease, cancel, incur, create, assume or otherwise acquire or modify in any material respect any long-term or short-term debt for borrowed monies or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of any Company Entity or enter into any agreement having the economic effect of any of the foregoing, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries of the Company in the ordinary course of business consistent with past practices, and (3) the issuance of credit to new customers for the purchase of products or services of the Company Entities in the ordinary course of business consistent with past practices, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company in place on the date of this Agreement, (C) make any loans, advances (other than any retainer for legal services) or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly-owned Subsidiaries), except for travel advances or business expenses in the ordinary course of business consistent with past practice to employees of the Company Entities, or (D) mortgage or pledge any asset owned or used by any Company Entity, or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances), except pursuant to the terms of any letters of credit, lines of credit or other credit facilities or arrangements, in effect on the date hereof;

(vii)      except as may be required by applicable Law or the terms of this Agreement or of any Company Employee Plan as in effect on the date of this Agreement, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, change in control, pension, retirement, collective bargaining or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any Company Associate, (B) increase the compensation payable or to become payable to any Company Associate, pay or agree to pay any special bonus or special remuneration to any Company Associate, or pay or agree to pay any benefit not required by any Company Employee Plan as in effect as of the date hereof, except in the ordinary course of business consistent with past practice with respect to any Company Associate who is not a member of the board of directors or officer, (C) hire any employee with an annual base salary in excess of $100,000 or at or senior to the level of Vice President, (D) grant or pay any severance or termination pay to (or amend any such existing arrangement with) any current or former member of the board of directors, officer, employee or independent contractor of any Company Entity, except in the ordinary course of business with respect to any employee or independent contractor who is not a member of the board of directors or officer, (E) increase benefits payable under any existing severance or termination pay policies or similar employment agreements, or (F) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Employee Plan to the extent not required by the terms of this Agreement or such Company Employee Plan as in effect on the date of this Agreement;

(viii)      subject in all respects to the terms of Section 6.7, commence any Legal Proceeding or settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding solely for money damages not in excess of $250,000 in the aggregate and as would not be reasonably likely to have any adverse impact on any other Legal Proceeding;

(ix)         except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting methods, principles or practices used by it or change an annual accounting period;

(x)           (A) make or change any material Tax election, (B) settle or compromise any material federal, state, local or foreign income Tax liability, (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, (D) change any annual Tax accounting period or method of Tax accounting, (E) file any materially amended Tax Return, (F) enter into any closing agreement with respect to any Tax or (G) surrender any right to claim a material Tax refund;

(xi)         (A) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Entity or any material equity interest therein, (B) sell or otherwise dispose of, lease or license any properties or assets of any Company Entity (other than in the ordinary course of business), which are material to the Company Entities, taken as a whole, (C) acquire, lease or license any material right or other asset from any Person (other than in the ordinary course of business consistent with past practice);

(xii)        make any capital expenditures in excess of $50,000 individually or $200,000 in the aggregate;

(xiii)       make any material changes or modifications to any investment or risk management policy or other similar policies (including with respect to hedging), or any cash management policy;

(xiv)       other than in the ordinary course of business, enter into, or amend in any material respect, terminate or fail to renew, any Material Contract;

(xv)       change any of its product return policies, product maintenance polices, service policies, product modification or upgrade policies in any material respect;

(xvi)      enter into any material transaction with any of its Affiliates (other than a Company Entity) other than pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise expressly permitted pursuant to this Section 5.2(b);

(xvii)     abandon or permit to lapse any right to any material patent or patent application;

(xviii)    take any action that is intended or is reasonably likely to result in the conditions set forth in Sections 7.1, 7.2, 7.3 (except after compliance with Section 6.2(d)), 7.5, 7.6, 7.9, 7.10 and 7.11 not being satisfied; or

(xix)       agree or commit to take any of the actions described in clauses above in this Section 5.2(b).

(c)            During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in ARTICLE 7 impossible or unlikely or that has had or could reasonably be expected to have or result in a Material Adverse Effect.  Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim commenced or, to the Company’s Knowledge, threatened against or with respect to any of the Company Entities.  No notification given to Parent pursuant to this Section 5.2(c) or any information or knowledge obtained pursuant to Section 5.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or any of the remedies available to Parent under this Agreement.

(d)            During the Pre-Closing Period, the Company shall promptly notify Parent in writing if the Company has the right to exercise any right or option to repurchase shares of its capital stock from any Company Associate or other Person upon termination of such Person’s service to any of the Company Entities.  The Company shall not exercise any such repurchase right except to the extent directed by Parent in writing.

5.3          No Solicitation.

(a)            Subject to Section 5.3(b), the Company shall not and shall ensure that the other Company Entities do not, and the Company shall not permit any Person that is a Representative of any of the Company Entities to, directly or indirectly, following the date hereof: (i) solicit, initiate or knowingly encourage, assist, or induce submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any other comparable action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any information regarding any of the Company Entities to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or (iv) resolve or publicly propose to take any of the actions referred to in clause (i), (ii) or (iii) of this sentence.

(b)            Notwithstanding anything to the contrary contained in Section 5.3(a), prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company may furnish non-public information regarding the Company Entities to, and may enter into discussions or negotiations with, any Person, including Anaren and its Affiliates, in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) neither any Company Entity nor any Representative of any Company Entity shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.3 or Section 6.2 of this Agreement or in the Confidentiality Agreement; (ii) such Acquisition Proposal constitutes a Superior Offer; (iii) the board of directors of the Company determines in good faith, after having consulted with the Company’s outside legal counsel, that the failure to take such action would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) the Company (A) gives Parent as soon as reasonably practicable prior written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (B) receives from such Person, and immediately delivers to Parent a copy of, an executed confidentiality agreement (which the Company will be permitted to negotiate with such Person) containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company Entities and (2) other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (v) the Company furnishes such non-public information to Parent at the same time (to the extent such non-public information has not been previously furnished by the Company to Parent).

(c)            If the Company, any other Company Entity or any Representative of any Company Entity receives an Acquisition Proposal or Acquisition Inquiry following the date hereof, including a further Acquisition Proposal or Acquisition Inquiry from Anaren or one of its Affiliates, the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof) and (ii) provide Parent with copies of all documents and written communications (and written summaries of all oral communications) received by any Company Entity or any Representative of any Company Entity from the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry, or any Representative of such Person, setting forth the terms and conditions of, or otherwise relating to, such Acquisition Proposal or Acquisition Inquiry.  The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto, and shall promptly (and in no event later than one business day after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or written communication (and a written summary of any oral communication) between (A) any Company Entity or any Representative of any Company Entity and (B) the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry (including Anaren and its Affiliates), or any Representative of such Person.

(d)            Promptly after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Company Entity (other than Anaren) to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Company Entities.

(e)           Notwithstanding anything to the contrary contained in this Section 5.3, nothing in this Section 5.3 or any other provision of this Agreement shall be deemed to impede or otherwise restrict the Company and the Company Entities from fully complying with their respective obligations under the Prior Agreement.

5.4          Employment Agreements.  Contemporaneously with the execution of this Agreement by the parties, the Company shall deliver to Parent the employment agreements previously executed by Company and each of the Senior Employees.

5.5          Company SEC Reports.  The Company will file prior to the Effective Time all forms, reports, statements, schedules and other documents (including exhibits) with the SEC that are required to be filed by it under applicable Law that have not already been filed.

5.6          Tail Errors and Omissions Insurance.  At or before the Effective Time the Company will acquire tail errors and omissions insurance coverage for the Company Entities’ officers and directors with a claims period of at least six years from the Effective Time in amount and scope at least as favorable as the Company’s policies as of the date hereof for claims arising from facts or events that occurred on or prior to the Effective Time and is reasonably acceptable to Parent, all in a manner consistent with the terms of Section 6.3(b) of this Agreement.  The Company shall provide proof of the acquisition of such insurance to Parent at or prior to the Effective Time.

5.7          Proprietary Agreements.  During the Pre-Closing Period the Company shall obtain from each current Company Associate a signed written agreement (in the form to be provided by Parent and consented to by the Company, which consent shall not be unreasonably withheld, conditioned or delayed) providing for the protection of each Company Entity’s confidential and proprietary information and the assignment to the appropriate Company Entity of all intellectual property developed by the Company Associate in connection with or related to such Company Associate’s employment or retention by a Company Entity.

5.8         409A Executive Nonqualified Excess Plan.  At or before the Effective Time the Company shall terminate the 409A Executive Nonqualified Excess Plan of the Company and/or any of the other Company Entities.

ARTICLE 6
ADDITIONAL COVENANTS OF THE PARTIES

6.1         Proxy Statement.  As promptly as practicable following the date of this Agreement, but subject to the Company’s existing contractual commitments, the Company shall prepare and file with the SEC the Proxy Statement, and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the Transactions contemplated hereby.  The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto), and shall incorporate all reasonable comments and requests made by Parent, prior to the filing thereof.  The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Laws and shall directly or indirectly incorporate the fairness opinion referred to in Section 3.29 therein if requested by Parent.  The Company shall promptly provide Parent and its counsel with a copy or a description of any comments received by the Company or its counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond as promptly as practicable to any such comments.  The Company shall use its commercially reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after it is filed.  The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement or (ii) the conclusion of any SEC or staff review of the Proxy Statement.  If any event relating to any of the Company Entities occurs, or if the Company becomes aware of any information, that causes any information provided by it for use in the Proxy Statement to have become false or misleading in any material respect, the Company shall promptly inform Parent thereof and shall promptly file an appropriate amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.  If any event relating to Parent or Merger Sub occurs, or if Parent becomes aware of any information, that causes any information provided by it for use in the Proxy Statement to have become false or misleading in any material respect, Parent shall promptly inform the Company thereof and the Company shall promptly file an appropriate amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.

6.2          Company Stockholders’ Meeting.

(a)            The Company shall take all action necessary under all applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval.  The Company Stockholders’ Meeting shall be held (on a date selected by the Company and Parent) as promptly as practicable but without violating the Prior Agreement after the commencement of the mailing of the Proxy Statement to the Company’s stockholders and in any event within 35 days of such commencement.  The Company shall use commercially reasonable efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Law.  Parent shall cause all shares of Company Common Stock owned by Parent or Merger Sub, if any, to be voted in favor of the adoption of this Agreement.

(b)            Subject to Section 6.2(d), the Proxy Statement shall include a statement to the effect that the board of directors of the Company (i) has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, (ii) has unanimously approved and adopted this Agreement and unanimously approved the Transactions, including the Merger, in accordance with the requirements of the DGCL, (iii) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting, and (iv) unanimously recommends that the Company’s vote against the transactions contemplated by the Prior Agreement.  The unanimous determination that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”  The Proxy Statement shall include the opinion of the financial advisor referred to in Section 3.29.

(c)            Neither the board of directors of the Company nor any committee thereof shall, except if the terms, conditions and requirements of Section 6.2(d) have been satisfied: (i) withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation; (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Company Entity to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause (iv)(B) of Section 5.3(b); or (iv) resolve, agree or publicly propose to, or permit any Company Entity or any Representative of any Company Entity to agree or publicly propose to, take any of the actions referred to in this Section 6.2(c).

(d)            Notwithstanding anything to the contrary contained in Section 6.2(c), at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval, the board of directors of the Company may withdraw or modify the Company Board Recommendation, refuse to reaffirm the Company Board Recommendation, refuse to publicly state that the Merger and this Agreement are in the best interests of the Company’s stockholders, refuse to issue a press release announcing its opposition to an Acquisition Proposal or recommend a Superior Offer (each of the foregoing being referred to as a “Recommendation Change”), but only if: (A) an unsolicited, bona fide, written Acquisition Proposal, including an Acquisition Proposal received from Anaren or one of its Affiliates, is made to the Company and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions set forth in Section 5.3 or Section 6.2 of this Agreement or in the Confidentiality Agreement; (C) the Company’s board of directors determines in good faith, after having consulted with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (D) the Company’s board of directors determines in good faith, after having consulted with the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to make a Recommendation Change would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (E) at least three business days prior to making a Recommendation Change pursuant to this Section 6.2(d), the Company’s board of directors delivers to Parent a written notice (a “Recommendation Change Notice”) (1) stating that the Company has received a Superior Offer that did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions set forth in Section 5.3 or Section 6.2 of this Agreement or in the Confidentiality Agreement, (2) stating the Company’s board of directors’ intention to make a Recommendation Change as a result of such Superior Offer and describing the nature of such intended Recommendation Change, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer, and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer; and (F) throughout the period between the delivery of such Recommendation Change Notice and any Recommendation Change, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement and if such negotiations result in the transaction with Parent being in the best interests of the Company stockholders, the Company and its Representatives shall comply with Section 6.2(c).

For purposes of this Section 6.2(d), any material change in the form of or material decrease in the amount of, the consideration payable in connection with a Superior Offer, and any other materially change to any of the terms of a Superior Offer (including any change that would make it a Superior Offer as compared to this Agreement as modified by any changes negotiated pursuant to clause (F) of this Section 6.2(d)), will be deemed to be a new Superior Offer (or other Acquisition Proposal), requiring a new Recommendation Change Notice and a new advance notice period.  The Company agrees to keep confidential, and not to disclose to the public or to any Person, any and all information regarding any negotiations that take place pursuant to clause (F) of this Section 6.2(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations), except to the extent such disclosure is required by applicable law or the rules and regulations of any applicable United States Government to which the Company is subject or submits.

(e)           Nothing in this Agreement shall prohibit the board of directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act; provided, however, that the taking or disclosing of such position may constitute a Recommendation Change for purposes of this Agreement.

(f)           The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 6.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or by any Recommendation Change.  Without limiting the generality of the foregoing, the Company agrees that (i) unless this Agreement is terminated in accordance with Section 9.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders and (ii) the Company shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Stockholders’ Meeting, except to the extent required to obtain the Requisite Stockholder Approval.

6.3          Indemnification of Officers and Directors.

(a)            From and after the Effective Time, Parent shall cause (including by providing any necessary funding to) the Surviving Corporation (i) to assume and perform all rights to indemnification existing in favor of, and all rights to advancement of expenses to, the current or former directors and officers of the Company as provided in the Company’s certificate of incorporation or the Company’s by-laws as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions), and such rights shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law, and (ii) to include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation, for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors.

(b)            For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, however, that (i) Parent or the Surviving Corporation may substitute therefor “tail” policies of an insurance company with the same or better rating as the Company’s current insurance carrier, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the material terms of the Company’s existing policies as of the date hereof or (ii) Parent may request that the Company obtain such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 6.3(b) in excess of 300% of the amount of the aggregate premiums paid by the Company for Fiscal Year 2011 for such purpose (which 2010 premiums are hereby represented and warranted by Company to be as set forth in Part 3.26 of the Disclosure Schedule), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c)            In the event that Parent, the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall, or shall cause the Surviving Corporation to, cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.3(c).

(d)            The provisions of this Section 6.3 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

6.4          Regulatory Approvals and Related Matters.

(a)            Each party shall use commercially reasonable efforts to file, as soon as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Government with respect to the Merger and the other Transactions, and to submit promptly any additional information requested by any such Government.

(b)           Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and make effective the other Transactions as soon as practicable after the date of this Agreement.  Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger and the other Transactions; (ii) shall use commercially reasonable efforts to cause the expiration or termination of each waiting period (if any) and to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Merger or any of the other Transactions as soon as practicable, including commercially reasonable efforts to take all such action as may reasonably be necessary to resolve such objections, if any, as any Government may assert to the Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger or any of the other Transactions.  Each of Parent and the Company shall (i) cooperate and coordinate with the other in making the filings required to be made with the Government in connection with the Merger, (ii) supply the other with any information that may be required in order to make such filings, and (iii) supply any additional information that may reasonably be required or requested by any Government in connection with any such filing, as soon as reasonably practicable and after consultation with the other party.

(c)            The Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to complete processes and satisfy requirements that apply with respect to change of ownership of the Company in connection with Government Contracts, including any required novation processes.

6.5          Disclosure.

(a)            If an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, the Company shall not make any disclosure to any Company Associates, to the public or otherwise regarding such Acquisition Proposal, unless, in each case: (i) Parent shall have given its prior approval to such disclosure; (ii) the Company (A) shall have been advised by its outside legal counsel that such disclosure is required by applicable law, and (B) prior to making any such disclosure, shall have provided Parent with reasonable advance notice of the Company’s intention to make such disclosure, the content of such disclosure and the identities of the Persons to whom such disclosure is intended to be made; (iii) such disclosure is to be filed by the Company with the SEC and is substantially identical to a disclosure previously filed by the Company with the SEC with Parent’s approval; or (iv) such disclosure is a public statement made in response to questions from the press, analysts, investors or those attending industry conferences and is consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually by the Company, if approved by Parent).  Following the execution and delivery of this Agreement, Parent and the Company shall issue a joint press release acceptable to both parties.  Parent will use reasonable efforts to provide the Company with advance notice of, and a reasonable opportunity to review and comment on, any press release or public communication Parent intends to issue or make with respect to the Merger.

(b)           The parties hereto agree that no public release or announcement concerning the Transactions, including the Merger, shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Law or the rules or regulations of FINRA, OTCBB or the NASDAQ Global Select Market, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.  The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

6.6          Section 16 Matters.  Prior to the Effective Time, the Company shall take such reasonable steps as are required by the Company and the reporting person to cause the disposition of Company Common Stock and Vested Company Options in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

6.7         Transaction Litigation.  The Company shall promptly notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement, of any claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to the Prior Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Prior Agreement and this Agreement.  No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

6.8          Funds.  Parent or Merger Sub will have sufficient cash available, directly or through one or more Affiliates, to pay all amounts required to be paid by Parent in connection with this Agreement, including the payment of the aggregate Merger Consideration and Merger Option Consideration.

6.9          Anaren Payment.  In the event that the Fee or the Expense Payment (each as defined in the Prior Agreement) or both shall become due and payable to Anaren pursuant to the terms of the Prior Agreement while this Agreement shall remain in effect, Parent agrees that it shall make one or more loans to the Company in an amount equal to such amount or amounts owed by the Company to Anaren.  Such loan shall be funded by Parent on or prior to the date on which such amount or amounts shall be due and payable by the Company to Anaren in accordance with the terms of the Prior Agreement (provided that Parent shall have been given at least two business days’ prior notice from the Company of such due date) and shall be unsecured and bear interest at a rate per annum equal to three percent (3%).  If the loan is not funded by Parent within two business days of the date on which amount is due and payable by the Company to Anaren in accordance with the terms of the Prior Agreement and after receiving at least two business days’ prior notice from the Company of such due date Parent shall be obligated to pay the Company liquidated damages of $5,000 for each day following such date that the loan is not funded.  Furthermore, in the event that the loan is not funded by Parent within 20 business days of the date it shall be due under this Section 6.9, Parent acknowledges that such failure to fund shall constitute a material breach of this Agreement and shall give rise to a termination right of the Company pursuant to Section 9.1(g)(ii).  In the event that the Company shall exercise such termination right, in addition to the amounts owed to the Company under this Section 6.9, Parent shall be liable to the Company for amounts owed under Section 9.3(f).  The loan shall be repayable or forgiven, as the case may be, as follows:

(a)            in the event that this Agreement shall be terminated (x) by Parent pursuant to Section 9.1(f)(i) or Section 9.1(f)(ii) or (y) by Parent or the Company pursuant to Section 9.1(d) and any of the Senior Employees shall not have caused all of the shares of Company Capital Stock beneficially owned by each of them, respectively, to be voted in favor of the adoption of this Agreement and approval of the Merger and the Transactions contemplated by this Agreement, all amounts owing under this loan arrangement shall be immediately due and payable by the Company to Parent at the time of such termination;

(b)           In the event that this Agreement shall be terminated in any circumstances contemplated by Section 9.1 not covered by subsection (i) above, all amounts owing under this loan arrangement shall be deemed forgiven by Parent at the time of such termination; provided, however, that if this Agreement shall be terminated in circumstances contemplated by Section 9.3(d) in which the Fee shall be payable to Parent, such loan amounts shall only be deemed forgiven upon the actual receipt of the Fee by Parent; and

(c)            In the event that the Merger shall be consummated, all amounts owing under this loan arrangement shall be due three months following the Closing Date.

Parent and the Company agree that as soon as practicable following the execution of this Agreement they shall negotiate in good faith the form of a promissory note embodying the terms set forth in this Section 6.9.

6.10          Alternative Transaction Structure.  In the event that Parent shall reasonably determine that the Transactions contemplated by this Agreement should be effected by means of a cash tender offer rather than as a stockholder-approved merger, Parent and the Company agree to negotiate in good faith with a view towards amending this Agreement to reflect such change in transaction structure.  The parties acknowledge and understand that any amendments proposed to this Agreement to reflect such changed transaction structure would not have the effect of changing in any substantive manner the rights and obligations of the parties hereunder or the conditions to Closing set forth herein.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1.1         Accuracy of Representations.  Each of the representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2          Performance of Covenants.  All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3          Stockholder Approval.  This Agreement and the Transactions contemplated hereby, including the Merger, shall have been duly adopted by the Requisite Stockholder Approval.

7.4          Closing Certificate.  Parent shall have received a certificate executed by the Chief Executive Officer and Principal Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5 and 7.7 have been duly satisfied.

7.55         No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect.

7.6          No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Government and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.7          Litigation.  There shall not be pending, or threatened by any Government, any Legal Proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions; (b) that could materially and adversely affect the right or ability of Parent or any of the Company Entities to own the assets or operate the business of any of the Company Entities; or (c) seeking to impose (or that could result in the imposition of) any criminal sanctions or criminal liability on any of the Company Entities or any of the officers or directors of any of the Company Entities.

7.8          Restatement of SEC Reports.  None of the SEC Reports of the Company (including any financial statement or other attachments thereto) filed prior to the Closing are required to be restated.

7.9          Required Employees.  Jacob Inbar, Tibby Mazilu and Ed McAvoy agree to continue to provide services for the Company and/or its Subsidiaries in accordance with the terms of their respective employment agreements.

7.10          Consents.  To the extent that any material lease, license, loan, financing agreement or other contract or agreement to which the Company is a party requires the consent of or waiver from the other party thereto as a result of the Transactions, such consent or waiver shall have been obtained.

7.11         Regulatory Approvals.  The parties hereto shall have received all material regulatory and Government approvals required in connection with the Transactions, all notice periods and waiting periods required under applicable law or by the terms of such approvals shall have passed, and all conditions contained in any such approval required to have been satisfied prior to consummation of such Transactions shall have been satisfied.

7.12          FIRPTA Certification.  The Company shall have delivered to Parent a statement issued and executed by the Company pursuant to and in compliance with Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations certifying that the shares of the Company Common Stock are not a “United States real property interests” within the meaning of the Code.

7.13         Termination of the Prior Agreement.  The Prior Agreement shall have been validly terminated to the reasonable satisfaction of Parent.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

8.1         Accuracy of Representations.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

8.2          Performance of Covenants.  All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3          Stockholder Approval.  This Agreement shall have been duly adopted by the Requisite Stockholder Approval.

8.4          Closing Certificate.  The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied.

8.5          No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Government and remain in effect, and there shall not be any United States Law enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

8.6          Termination of the Prior Agreement.  The Prior Agreement shall have been validly terminated.

ARTICLE 9
TERMINATION

9.1         Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Requisite Stockholder Approval):

(a)            by mutual written consent of Parent and the Company;

(b)            by Parent or the Company if the Merger shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the End Date;

(c)            by Parent or the Company if a court of competent jurisdiction shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)           by Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Stockholder Approval;

(e)            by Parent (at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval) if a Triggering Event shall have occurred;

(f)            by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, the provisos to Sections 7.1 shall be given effect); (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached or not otherwise fulfilled such that the condition set forth in Section 7.2 would not be satisfied or otherwise fulfilled; or (iii) a Material Adverse Effect shall have occurred following the date of this Agreement and be continuing; provided, however, that if an inaccuracy in any of the Company’s representations or warranties as of the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, Parent may not terminate this Agreement under this Section 9.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 15 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach (for avoidance of doubt, such 15 day period shall not extend the End Date);

(g)            by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 8.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement, the proviso to Section 8.1 shall be given effect); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached or not otherwise fulfilled such that the condition set forth in Section 8.2 would not be satisfied or otherwise fulfilled; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent prior to the End Date and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, the Company may not terminate this Agreement under this Section 9.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach (for avoidance of doubt, such 30 day period shall not extend the End Date); or

(h)           by Parent or the Company if a Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have approved the transactions contemplated by the Prior Agreement;

Notwithstanding anything to the contrary contained in this Section 9.1, (a) this Agreement may not be terminated by the Company unless any fee required to be paid and any Expense Payment required to be made by the Company pursuant to Section 9.3 at or prior to the time of such termination shall have been paid and made in full and (b) this Agreement may not be terminated by Parent unless any fee required to be paid and any Expense Payment required to be made by Parent pursuant to Section 9.3 at or prior to the time of such termination shall have been paid and made in full.

9.2          Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 9.2, Section 9.3 and ARTICLE 10 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the sections of the Confidentiality Agreement that are to survive thereunder shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant or obligation contained in this Agreement or any intentional breach of any representation or warranty contained in this Agreement.

9.3          Expenses; Termination Fees.

(a)            Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b)            If this Agreement is terminated by the Company pursuant to Section 9.1(b), the Company shall pay to Parent the Expense Payment; provided, however, if as of the End Date all of the conditions to the Closing in ARTICLE 7 have been satisfied or waived except those set forth in Sections 7.6 or 7.11, the Company shall not be required to pay to Parent the Expense Payment.

(c)            If (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) or Section 9.1(d), (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (iii) on or prior to 12 months after the date of such termination, either an Acquisition Transaction is consummated or a definitive agreement relating to an Acquisition Transaction is entered into, the Company shall pay to Parent a non-refundable fee in the amount of $1,100,000 (the “Fee”) in cash on or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of such definitive agreement; provided, however, that, solely for purposes of this Section 9.3(c), all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to refer instead to “50%.”

(d)            If this Agreement is terminated by Parent pursuant to Section 9.1(e), or if this Agreement is terminated by Parent or the Company pursuant to any other provision of Section 9.1 at any time after the occurrence of a Triggering Event, the Company shall pay to Parent the Fee in cash.

(e)            If this Agreement is terminated by Parent pursuant to Section 9.1(f), the Company shall pay to Parent the Expense Payment.

(f)             If Parent shall terminate this Agreement pursuant to Section 9.1(b) or if the Company shall terminate this Agreement pursuant to Section 9.1(g), Parent shall the Company a non-refundable fee in the amount of $1,000,000 in cash.  The parties acknowledge that the fee contemplated by this subsection (f) shall constitute liquidated damages and not a penalty.

(g)            Unless otherwise provided in this Section 9.3, any fee required to be paid pursuant to this Section 9.3 shall be paid and made within two business days after such termination.

(h)            Each party acknowledges and agrees that the covenants and obligations contained in this Section 9.3 are an integral part of the Transactions, and that, without these covenants and obligations, such party would not have entered into this Agreement.

(i)             If either party  fails to pay when due any amount payable under this Section 9.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 9.3; and (ii) the first party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum 500 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1          Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.2          Waiver.

(a)            No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)            No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.3          No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Merger.

10.4          Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, that the sections of the Confidentiality Agreement that are to survive shall not be superseded and shall remain in full force and effect in accordance with their terms.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

10.5          Applicable Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action or suit among or between any of the parties arising out of or relating to this Agreement or any of the Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action or suit in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action or suit in any court other than the United States District Court for the District of Delaware).  Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 10.9 shall be effective service of process for any such action or suit.  EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR SUIT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.  EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6          Disclosure Schedule.  The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in ARTICLES 3 and 5, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in ARTICLES 3 and 5, and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.  For purposes of this Agreement, each statement or other item of information set forth in Part 3 of the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in ARTICLE 3.

10.7          Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.8          Assignability.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the other parties.

10.9          Notices.  Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m.  (Pacific Daylight Time) and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m.  (Pacific Daylight Time) and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business days after being delivered to such courier, in each case to the street address or email address set forth beneath the name of such party below (or to such other street address or email address as such party shall have specified in a written notice given to the other parties hereto):

(a)            if to Parent or Merger Sub:

Microsemi Corporation
2381 Morse Avenue
Irvine, CA 92614
Facsimile No: 949-756-0308
Attention: Chief Executive Officer

(b)            with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Facsimile No: 650-473-2601
Attention: Warren Lazarow, Esq.

(c)            if to the Company:

AML Communications, Inc.
1000 Avenida Acaso
Camarillo, CA 93012
Facsimile: (805) 484.2191
Attention: Jacob Inbar, Chief Executive Officer

(d)            with a copy (which shall not constitute notice) to:

LKP Global Law LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, CA 90067
Facsimile: (424) 239-1882
Attention: Ryan Hong, Esq.

10.10                 Cooperation.  The Company agrees to use commercially reasonable efforts to cooperate fully with Parent and to take such actions as may reasonably be determined by Parent to be necessary to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

10.11                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.12                 Remedies.  The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by Parent or the Company were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, in the event of any breach or threatened breach by Parent or the Company of any covenant or obligation contained in this Agreement, the other party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such other party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.  Each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

10.13                 Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa, and the any gender shall include the feminine, masculine and neuter genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)            As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)            Unless otherwise indicated or the context otherwise requires: (i) any reference in this Agreement to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein,” “hereof” and “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e)            The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

MICROSEMI CORPORATION

By:  /s/ James J. Peterson
Name: James J. Peterson
Title: President and Chief Executive Officer

ATOM ACQUISITION CORP.

By:  /s/ James J. Peterson
Name: James J. Peterson
Title: President and Chief Executive Officer

AML COMMUNICATIONS, INC.

By:  /s/ Jacob Inbar
Name:  Jacob Inbar
Title:  President and CEO